Exhibit 99.1

Contacts:	Investors:	Media:
	Vincent L. Sadusky	Mark Semer
	LIN TV Corp.	Kekst and Company
	(401) 457-9403	(212) 521-4802
LIN TV TO ACQUIRE FIVE STATIONS FROM EMMIS FOR $260 MILLION
Board Authorizes $200 Million Share Repurchase Program
PROVIDENCE, RI, August 22, 2005 – LIN TV Corp. (NYSE: TVL) today announced that it has entered into a definitive agreement to acquire five network-affiliated television stations from Emmis Communications Corp. (NASDAQ:EMMS) for $260 million in cash. The stations are:
•	KRQE, the CBS affiliate serving Albuquerque, New Mexico, the #47 market;

•	WALA, the FOX affiliate serving Mobile/Pensacola, Florida, the #63 market;

•	WBPG, the WB affiliate serving Mobile/Pensacola, Florida, the #63 market;

•	WLUK, the FOX affiliate serving Green Bay, Wisconsin, the #69 market; and

•	WTHI, the CBS affiliate serving Terre Haute, Indiana, the #149 market.
“The acquisition of these stations will be an important step in the implementation of LIN TV’s multi-station strategy,” said Gary R. Chapman, LIN TV’s Chairman, President and Chief Executive Officer. “We are pleased to have the ability to acquire an existing duopoly in the Mobile television market, and add stations in Green Bay and Terre Haute that can be effectively serviced by our Indianapolis technology hub. In addition, we would be entering a growth market by acquiring the station in Albuquerque. All of these new stations will have the opportunity to benefit from LIN TV’s industry-leading operating capabilities as they will be able to leverage our considerable experience and industry-leading infrastructure.”
By operating multiple stations in various markets and hubbing single stations out of its technology centers, LIN TV seeks to increase market share while controlling costs at each property. Following completion of the transaction, LIN TV will operate two or more stations in 9 markets: Indianapolis, Hartford-New Haven, Grand Rapids, Norfolk, Buffalo, Providence, Austin, Puerto Rico and Mobile/Pensacola.
Completion of the transaction is subject to regulatory approval and other customary closing conditions.

Share Repurchase Program
LIN TV also announced today that its Board of Directors has approved a share repurchase program authorizing the repurchase of up to $200 million of the Company’s class A common stock.
“While we believe today’s acquisition will enhance LIN TV’s long-term growth prospects, we also have significant confidence in our existing portfolio of television assets” said Mr. Chapman. “We have concluded the current market value of the company represents an attractive investment opportunity and this action demonstrates our commitment to enhancing shareholder value.”
Share repurchases under the program may be made from time to time in the open market or in privately negotiated transactions. The share repurchase program may be suspended or discontinued at any time. The Company’s management will determine the timing and amount of any shares repurchased based on its evaluation of market conditions and other factors. The Company expects to fund the repurchase program using working capital, as well as proceeds from credit facilities and other borrowing arrangements which the company may enter into in the future. As of June 30, 2005, there were approximately 27.2 million shares of class A common stock outstanding, 23.5 million shares of class B common stock outstanding and two shares of class C common stock outstanding.
About LIN TV
LIN TV Corp. is an owner and operator of 25 television stations in 14 mid-sized markets in the U.S. and Puerto Rico. The Company owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho.
LIN is also a one-third owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.
Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.
About Emmis Communications
Emmis is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis owns 23 FM and 2 AM domestic radio stations serving the nation’s largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Austin, Indianapolis and Terre Haute, IN. Emmis has recently announced its intent to seek strategic alternatives for its 16 television stations, which will result in the sale of all or a portion of its television assets. In addition, Emmis owns a radio network, international radio stations, regional and specialty magazines and ancillary businesses in broadcast sales and book publishing.
More information about Emmis is available on its website at www.emmis.com.
This press release may include statements that may constitute “forward-looking statements,” including statements regarding the expected future business performance of LIN TV resulting from and following the acquisition, the investment opportunity of the share repurchase program and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.
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